Exhibit 99.1

Related Party Information

Eagle River Satellite Holdings, LLC, Eagle River Investments and Eagle River, Inc.

The Company is party to a warrant agreement with Eagle River Satellite Holdings, LLC (“ERS”) to purchase an aggregate of three million shares of its Class A common stock at a weighted average exercise price of $0.01 per share. The warrants remain outstanding at December 31, 2009 and are exercisable through December 12, 2012. The warrants were originally granted to Eagle River Investments, LLC (“ERI”), the sole member of ERS, and were transferred to ERS along with ERI’s other interests in the Company.

The Company has an agreement with Eagle River, Inc. to provide advisory services to the Company. This agreement has an annual fee of $500,000 and is payable in quarterly installments in stock or cash, at the Company’s option. For services performed in 2009, the Company issued Eagle River, Inc. 1,008,816 shares of Class A common stock, and as of December 31, 2009, the Company owed Eagle River, Inc. approximately $42,000 to be paid in 2010 pursuant to the advisory services agreement.

ERS is the Company’s controlling stockholder with an economic interest of approximately 31.9% and a voting interest of approximately 67.4% as of December 31, 2009. Mr. Wolff is the President of ERS, ERI, and Eagle River, Inc.

Eagle River Partners, LLC

Eagle River Partners, LLC (“ERP”), an affiliate of Eagle River, has entered into a standby purchase agreement with the Company in connection with the Rights Offering (“Standby Purchase Agreement”). Pursuant to the Standby Purchase Agreement, ERP agreed to acquire from the Company, at the same subscription price of $0.70 per share offered to other stockholders, shares of Class A common stock that are not purchased by the Company’s other stockholders in the Rights Offering, subject to certain conditions, in an amount up to $17.25 million. ERP is not receiving any compensation for its standby commitment. Mr. Wolff is the President of ERP.

Davis Wright Tremaine

Davis Wright Tremaine LLP (“DWT”) provides the Company with ongoing legal services. Total payments made to DWT in 2009 were $359,000. Mr. Wolff is the spouse of a partner at DWT.

Clearwire Corporation

The Company has a month-to-month agreement with Clearwire Corporation (“Clearwire”) to provide office space for certain of its regulatory personnel in Washington, DC. Total payments made to Clearwire under this agreement were $60,000 in 2009. One of the Company’s subsidiaries, DBSD North America, Inc. (“DBSD”), has an agreement with Clearwire to explore collaboration on services and infrastructure (“Cooperation Agreement”). Pursuant to leases in connection with the Cooperation Agreement, DBSD reimburses Clearwire for utility usage at certain of Clearwire’s terrestrial towers and office space that supports an alpha trial of certain DBSD communications services. Payments pursuant to these leases have been included in the Company’s operating results up until the deconsolidation of DBSD on May 15, 2009. Total payments made to Clearwire under this agreement for 2009 were $9,000. Mr. Wolff was the Chief Executive Officer of Clearwire until March 2009, and currently serves as its Co-Founder and Co-Chairman.